                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          VESTA INSURANCE GROUP, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                                    [LOGO OR VESTA APPEARS HERE]


To the Stockholders of
 Vesta Insurance Group, Inc.

  You are invited to attend the annual meeting of stockholders of Vesta Insurance Group, Inc. (the "Company") to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 19, 1998, at 10:00 A.M., local time.

  Information concerning matters to be considered and acted upon at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read.

  It is important that your shares be voted at this meeting. Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about business to come before the meeting. Please mark, sign, and return your proxy. If you choose to attend the meeting, you may, of course, revoke your proxy and personally vote your stock if you desire to do so.

                                          Sincerely,

                                          /s/ Robert Y. Huffman

                                          Robert Y. Huffman
                                          President and Chief Executive
                                           Officer

Birmingham, Alabama
April 17, 1998

                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998
                   ----------------------------------------

To the Holders of Common Stock of
 Vesta Insurance Group, Inc.

  The annual meeting of stockholders of Vesta Insurance Group, Inc. will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 19, 1998, at 10:00 A.M., local time, for the following purposes:

  (1) To elect three persons to serve as Class I directors for a three-year term beginning May 19, 1998.

  (2) To authorize the amendment of the Company's Restated Certificate of Incorporation to increase the authorized shares of the Company's common stock, par value $.01 per share, from 32,000,000 shares to 100,000,000 shares.

  (3) To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors.

  (4) To transact such other business as may properly come before the meeting.

  These matters are more fully discussed in the accompanying Proxy Statement.

  The close of business on April 6, 1998 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope. Your proxy may be revoked at any time before it is voted.

  The annual meeting for which this notice is given may be adjourned from time to time without notice other than announcement at the annual meeting. Any business for which notice of the annual meeting is hereby given may be transacted at any such adjournment.

                                          By Order of the Board of Directors

                                          /s/ Donald W. Thornton

                                          Donald W. Thornton
                                          Senior Vice President--
                                          General Counsel and Secretary

Birmingham, Alabama
April 17, 1998

                    PROXY STATEMENT FOR THE ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD MAY 19, 1998

SOLICITATION OF PROXIES

  The Board of Directors of Vesta Insurance Group, Inc. (the "Company") solicits your proxy in the form enclosed with this statement for use at the annual meeting of stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, May 19, 1998, at 10:00 A.M., local time, and at any adjournment of such meeting. Robert Y. Huffman and Donald W. Thornton are named as proxies in the enclosed form of proxy and have been designated as the directors' proxies by the Board of Directors. The Company expects to mail this proxy material to stockholders on or about April 17, 1998.

  When the enclosed form of proxy is returned, properly executed, and in time for the meeting, the shares represented thereby will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the form of proxy, but if proxies which are executed and returned do not specify a vote on the proposals considered, the proxies will be voted FOR such proposals. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company (at 3760 River Run Drive, Birmingham, Alabama 35243) at any time before the proxy is voted.

RECORD DATE AND VOTING STOCK

  Each stockholder of record at the close of business on April 6, 1998 is entitled to one vote for each share of common stock held on that date upon each matter to be voted on by the stockholders at the meeting. At the close of business on April 6, 1998, there were 18,452,279 shares of common capital stock of the Company outstanding. There is no cumulative voting of the common stock.

VOTE REQUIRED

  At the meeting, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors shall be elected at the meeting by a plurality of the votes cast, whether in person or by proxy. The amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate") will require a majority of all outstanding shares of the Company's common stock (regardless of whether such shares are represented at the meeting in person or by proxy) to be voted in favor of the amendment.

  Shares may sometimes be voted on certain matters but not others. A stockholder may abstain or withhold his vote (collectively, "abstentions") with respect to each item submitted for stockholder approval. In addition, brokers and other nominees may not be entitled vote shares held in "street name" on certain non-routine items absent customer instructions (known as a "broker nonvote"). Shares represented by proxies indicating abstentions and broker nonvotes, if any, will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of the relevant proposal. Since the election of directors is determined by the votes cast at the meeting, abstentions and broker nonvotes, if any, will not affect such election. However, since the proposal to amend the Restated Certificate will require the affirmative vote of a majority of all shares outstanding, and not just those represented at the meeting, abstentions and broker nonvotes, if any, will have the effect of a vote against the proposal.

PRINCIPAL STOCKHOLDERS

  The following table lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 1997.

   NAME AND ADDRESS                      NUMBER OF SHARES PERCENT OF CLASS
   ----------------                      ---------------- ----------------
   Torchmark Corporation(1)                 5,301,500          28.7%
    2001 Third Avenue South
    Birmingham, Alabama 35233
   Jurika & Voyles, Inc.(2)                   999,739           5.4%
    1999 Harrison Street
    Suite 700
    Oakland, California 94612
   Pilgrim Baxter & Associates, Ltd.(3)       978,450           5.3%
    11255 Drummers Lane, Suite 300
    Wayne, Pennsylvania 19087
   Firstar Corporation(4)                     955,700           5.2%
    777 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202

--------
(1) Based on a Form 5 filed by Torchmark Corporation for the year ended December 31, 1997. Prior to the completion of the Company's initial public offering of common stock on November 18, 1993, the Company was a wholly owned subsidiary of Torchmark Corporation.
(2) Based on Amendment No. 3 to the Schedule 13G of Jurika & Voyles, Inc., dated February 6, 1998.
(3) Based on the Schedule 13G of Pilgrim Baxter & Associates, Ltd., dated February 17, 1998.
(4) Based on the Schedule 13G of Firstar Corporation and its affiliate, Firstar Investment Management and Research Company, L.L.C., dated February 17, 1998.

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS

  The Company's bylaws provide that the number of directors shall be not less than two nor more than twelve, with the exact number to be fixed by the Board of Directors. The number of directors was set at nine in May 1996. At its meeting on December 14, 1997, the Board of Directors voted to elect C.B. Hudson as a director to fill the vacancy created by the resignation of Keith
A. Tucker as a director effective December 10, 1997. The directors of the Company are divided into three classes and are elected to hold office for a three-year term and until their successors are elected and qualified. The election of each class of directors is staggered over each three-year period.

  The Board of Directors proposes the election of Ehney A. Camp, III, Clifford
F. Palmer, and Norman L. Rosenthal as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2001 and until their successors are elected and qualified. The current terms of office of Messrs. Camp, Palmer and Rosenthal expire at the close of the annual meeting of stockholders for 1998. The term of office of each of the other six directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  If any of the nominees becomes unavailable for election, which is not anticipated, the directors' proxies will vote for the election of such other person as the Board of Directors may recommend unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

PROFILES OF DIRECTORS AND NOMINEES

  Walter M. Beale, Jr. (age 52) has been a director of the Company since 1993. His term expires in 2000. Principal occupation: Partner in the law firm of Balch & Bingham LLP since prior to 1993.

  Ehney A. Camp, III (age 55) has been a director of the Company since 1993. His term expires in 1998. Principal occupation: Principal, Addison Investments, L.L.C. (private investments) since 1996. From 1975 until 1996, Mr. Camp was the President and Chief Executive Officer of Camp & Company, a mortgage banking company located in Birmingham, Alabama.

  Robert A. Hershbarger (age 65) has been a director of the Company since 1993. His term expires in 2000. Principal occupation: Professor of Finance and Economics at Mississippi State University since 1987.

  C.B. Hudson (age 52) has been a director of the Company since 1997. His term expires in 2000. Principal occupation: Chairman and Chief Executive Officer of Torchmark Corporation since 1998. From 1993 to 1998, Mr. Hudson served as Chairman of Insurance Operations of Torchmark Corporation.

  Robert Y. Huffman (age 50) has been a director of the Company since 1993. His term expires in 1999. Principal occupation: President and Chief Executive Officer of Vesta Insurance Group, Inc. since 1993; President and Chief Executive Officer of Vesta Fire Insurance Corporation since 1984.

  Clifford F. Palmer (age 49) has been a director of the Company since 1993. His term expires in 1998. Principal occupation: Insurance Consultant with Pilgrim Managers Limited since 1997. From 1979 until 1997, Mr. Palmer was the named underwriter for Lloyd's Syndicate 314 and was a principal in the managing agency, Ashley Palmer Syndicates, Ltd.

  Jarvis W. Palmer (age 65) has been a director of the Company since 1993. His term expires in 1999. Principal occupation: Insurance Consultant since 1994.

  R. K. Richey (age 71) has been a director of the Company since 1993. His term expires in 1999. Principal occupation: Chairman of the Executive Committee of the Board of Directors of Torchmark Corporation; Chief Executive Officer of Torchmark Corporation from 1986 to 1998.

  Norman L. Rosenthal (age 46) has been a director of the Company since 1996. His term expires in 1998. Principal occupation: President, Norman L. Rosenthal & Associates, Inc. (corporate management consulting) since 1996. From 1993 until 1996, Mr. Rosenthal was a Managing Director of Morgan Stanley & Co. Incorporated.

        INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

  The following table shows certain information concerning each person deemed to be an executive officer of the Company on December 31, 1997, except Robert
Y. Huffman, who also serves as a director. Each executive officer is elected by the Board of Directors of the Company annually and serves at the pleasure of the Board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
 NAME                 AGE                FOR THE PAST FIVE YEARS
 ----                 ---      --------------------------------------------
 Norman W. Gayle, III  44 Executive Vice President and Chief Operating Officer
                          of the Company since 1995; Executive Vice President
                          of the Company from 1994 to 1995; Senior Vice
                          President of Carvill America, Inc., Atlanta, Georgia,
                          from 1989 to 1994.
 Donald W. Thornton    51 Senior Vice President--General Counsel and Secretary
                          of the Company since 1995; Vice President--General
                          Counsel and Secretary of the Company from 1993 to
                          1994; Vice President--General Counsel of Vesta Fire
                          Insurance Corporation from 1991 to 1993; Vice
                          President--Claims of Vesta Fire Insurance Corporation
                          from 1988 to 1991.
 Barry A. Patrick      38 Senior Vice President--Administration and Assistant
                          Treasurer of the Company since 1995; Vice President--
                          Administration and Assistant Treasurer of the Company
                          from 1993 to 1995; Vice President and Controller of
                          Vesta Fire Insurance Corporation from 1987 to 1993.
 Brian R. Meredith     32 Senior Vice President--Finance and Treasurer of the
                          Company since 1997; Vice President--Finance of the
                          Company from 1994 to 1997; Equity Research Analyst
                          with Morgan Stanley & Company, Inc. from 1990 to
                          1994.
 Mary Beth Heibein     32 Controller--Principal Accounting Officer of the
                          Company since 1996; Vice President and Chief
                          Financial Officer of The Hawaiian Insurance &
                          Guaranty Company, Limited from 1995 to 1996; Personal
                          Lines Underwriting Manager of Vesta Fire Insurance
                          Corporation from 1994 to 1995; certified public
                          accountant with KPMG Peat Marwick LLP from 1991 to
                          1994.

STOCK OWNERSHIP

  The following table shows certain information about stock ownership of the directors, director nominees, the executive officers of the Company named in the Summary Compensation Table herein, and all directors and executive officers as a group, as of December 31, 1997.

                                 COMPANY COMMON STOCK
                                      OR OPTIONS
                                  BENEFICIALLY OWNED
                                        AS OF
                                  DECEMBER 31, 1997
                                 ------------------------
NAME                             DIRECTLY      INDIRECTLY   PERCENT OF CLASS(1)
----                             ---------     ----------   -------------------
Charles M. Angell...............     4,334(2)                         *
Birmingham, Alabama
Walter M. Beale, Jr.............    26,898(3)                         *
Birmingham, Alabama
Ehney A. Camp, III..............    25,798(4)                         *
Birmingham, Alabama
Norman W. Gayle, III............   170,966(5)                         *
Birmingham, Alabama
Robert A. Hershbarger...........    12,796(6)                         *
Starkville, Mississippi
C.B. Hudson.....................       --         2,000(7)            *
Birmingham, Alabama
Robert Y. Huffman...............   464,595(8)    16,000(9)          2.6%
Birmingham, Alabama
Clifford F. Palmer..............    27,148(10)                        *
Surrey, U.K.
Jarvis W. Palmer................    31,398(11)    3,000(12)           *
Birmingham, Alabama
Barry A. Patrick................   154,996(13)                        *
Birmingham, Alabama
R. K. Richey....................    30,448(14)    2,320(15)           *
Birmingham, Alabama
Norman L. Rosenthal.............     7,704(16)      200(17)           *
Philadelphia, Pennsylvania
Donald W. Thornton..............   166,446(18)                        *
Birmingham, Alabama
All Directors, Nominees and
Executive Officers as a group
(15 persons):................... 1,156,570       37,670             6.5%

--------
  * Less than one percent
 (1) A person is deemed to beneficially own securities which he or she has a right to acquire within sixty (60) days (i.e., through the exercise of options, warrants, rights or conversion privileges). Any securities which are not outstanding but deemed to be beneficially owned by a person are considered outstanding for the purpose of computing such person's percentage ownership, but are not considered outstanding when computing any other person's percentage ownership.

 (2) Includes 4,334 shares of restricted stock granted under the Company's Long Term Incentives Plan.

 (3) Includes 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 6,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.

 (4) Consists of 7,500 shares subject to the exercise of options received in lieu of the payment of fifty (50) percent of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan, 6,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan, and 5,150 shares are held in the name of Sterne, Agee & Leach, Inc., custodian for Ehney A. Camp, III Individual Retirement Account.

 (5) Includes 96,064 shares subject to the exercise of options and 71,152 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.

 (6) Includes 1,500 shares subject to the exercise of options received in lieu of the payment of twenty (20) percent of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 6,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.
 (7) Includes 1,000 shares held by each of Mr. Hudson's two sons, the beneficial ownership of which is disclaimed.
 (8) Includes 393,610 shares subject to the exercise of options and 66,485 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.
 (9) These are shares held by Mr. Huffman's spouse either directly or as custodian for her grandchild under the Alabama Uniform Transfer to Minors Act.

(10) Consists of 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan, 6,000 shares subject to the exercise of options granted pursuant to the Company's Non- Employee Director Stock Plan, and 9,000 shares held by Corporation of Lloyd's, for the account of Clifford F. Palmer.

(11) Includes 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 6,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.

(12) Consists of shares held by Birmingham Insurance Co., Inc., of which Mr. Palmer is a 98% owner.

(13) Consists of 135,604 shares subject to the exercise of options and 19,392 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.

(14) Consists of 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 6,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.

(15) These are shares held in trust for the benefit of Mr. Richey's children and grandchildren.

(16) Consists of 3,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.

(17) These are shares held by Mr. Rosenthal as custodian for his daughter under the Pennsylvania Uniform Transfer to Minors Act.

(18) Consists of 146,957 shares subject to the exercise of options and 19,489 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During 1997, the Board of Directors met six times. In 1997, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors (the "Board") has established an Executive Committee, an Audit Committee, a Compensation Committee, and an Underwriting Committee. Except for R.K. Richey, who serves as the Company's Chairman, no member of the Audit Committee or Compensation Committee is or will be an officer or employee of the Company or any of its subsidiaries. The Executive Committee serves as the Nominating Committee.

  The Executive Committee possesses all the powers and authority of the Company's Board between the meetings of the full Board, except as limited by applicable law. The members of the Executive Committee are Messrs. Huffman, Richey and Jarvis W. Palmer. The Executive Committee met three times in 1997.

  The duties of the Audit Committee are to recommend to the Board the selection of independent certified public accountants to audit annually the books and records of the Company, to review the activities and the reports of the independent certified public accountants, and to report the results of such review to the Board. The Audit Committee also monitors the activities of the Company's audit staff and the adequacy of the Company's internal controls. The members of the Audit Committee are Messrs. Jarvis W. Palmer, Camp and Hershbarger. The Audit Committee met once in 1997.

  The duties of the Compensation Committee are to make recommendations and reports to the Board with respect to the salaries, bonuses and other compensation to be paid to the Company's officers and to administer all plans relating to the compensation of such officers. The members of the Compensation Committee are Messrs. Camp, Clifford F. Palmer, Jarvis W. Palmer and R. K. Richey. The Compensation Committee met three times in 1997.

  The duties of the Underwriting Committee are to review the underwriting policies and results of the Company's insurance subsidiaries and to report the results of such review to the Board of Directors. The members of the Underwriting Committee are Messrs. Beale, Hershbarger, Clifford F. Palmer and Rosenthal. The Underwriting Committee met two times in 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of the Company file reports of stock ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") on Form 3 (initial statement of ownership), Form 4 (monthly report), and Form 5 (annual report). Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the 1997 fiscal year were required to be filed by officers or directors, the Company believes that
Section 16(a) filing requirements applicable to its officers and directors were complied with during fiscal year 1997.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION INFORMATION

  The following table sets forth certain information regarding compensation paid by the Company and its subsidiaries during the fiscal years 1995, 1996 and 1997 for services rendered to the Company and its subsidiaries during such years by the Company's chief executive officer and the four other most highly compensated executive officers for the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL
                                COMPENSATION                                 LONG TERM COMPENSATION
                              --------------------               ----------------------------------------------
                                                                         AWARDS          PAYOUTS
                                                                 ---------------------- ----------
                                                      OTHER      RESTRICTED  SECURITIES
                                                      ANNUAL        STOCK    UNDERLYING    LTIP     ALL OTHER
       NAME AND               SALARY      BONUS(1) COMPENSATION  AWARD(S)(2)  OPTIONS   PAYOUTS(3) COMPENSATION
  PRINCIPAL POSITION     YEAR   ($)         ($)        ($)           ($)        (#)        ($)         ($)
  ------------------     ---- -------     -------- ------------  ----------- ---------- ---------- ------------
Robert Y. Huffman        1997 575,000     575,000        --        316,659     47,916    130,550      5,900(5)
President and Chief      1996 475,000     475,000        --        250,927     45,418    130,550      4,750(5)
Executive Officer        1995 337,500(4)  375,000        --        183,420    159,546    131,317      4,500(5)
Norman W. Gayle, III     1997 365,000     365,000        --        126,629     30,803    181,022      5,480(7)
Executive Vice           1996 300,000     300,000        --        133,344     28,685    181,022      5,596(7)
President and Chief      1995 225,000(6)  250,000        --        100,045     74,076    181,022      4,500(7)
Operating Officer
Donald W. Thornton       1997 210,000     210,000        --         73,344     17,113     40,610      5,170(9)
Senior Vice              1996 200,000     200,000        --         66,672     19,124     40,610      6,360(9)
President--General       1995 135,000(8)  150,000        --         46,697     53,418     40,849      4,050(9)
Counsel and Secretary
Barry A. Patrick         1997 225,000     225,000        --         83,323     18,253     40,610      5,200(11)
Senior Vice President--  1996 190,000     190,000        --         62,656     18,167     40,610      4,750(11)
Administration           1995 130,000(10) 140,000        --         42,684     41,414     40,849      3,900(11)
and Assistant Treasurer
Charles M. Angell        1997 195,000     195,000        --         64,640        --         --       5,140(14)
Senior Vice President--  1996 195,000     120,000        --         49,667        --         --       3,908(14)
Insurance Operations of  1995 131,250(12)  85,000     54,336(13)    42,684        --         --         --
Vesta Fire Insurance
Corporation

--------
 (1) Consists of payments under the Company's Cash Bonus Plan. The bonus amounts shown in this column were paid based on performance rendered during the years indicated, but the bonuses were paid during the fiscal years immediately following the years indicated.
 (2) No part of the restricted stock awards reflected above will vest in under three years from the date of the grant. Dividends will be paid on the restricted stock prior to vesting. The value of the restricted stock awards shown above reflects the number of shares awarded during the year indicated multiplied by the closing market price of the Company's unrestricted common stock on the date of the award. The following table shows the aggregate number and value of all shares of restricted stock held by the persons identified in the table above as of December 31, 1997:

                            NUMBER OF SHARES MARKET VALUE ON 12/31/97
                            ---------------- ------------------------
      Robert Y. Huffman          66,485             $3,947,547
      Norman W. Gayle, III       71,152              4,224,650
      Donald W. Thornton         19,489              1,157,159
      Barry A. Patrick           19,392              1,151,400
      Charles M. Angell           4,334                257,331

 (3) Consists of payments with respect to the repayment of loans made to enable certain executive officers to purchase restricted stock of the Company.
 (4) Reflects an election by Mr. Huffman to receive non-qualified stock options in lieu of $37,500 in salary for 1995.
 (5) Consists of the payment by the Company in 1997 of $1,150 of premiums under the Company's group term life insurance plan and contributions by the Company under the Company's 401(k) plan of $4,750 in 1997, $4,750 in 1996, and $4,500 in 1995.
 (6) Reflects an election by Mr. Gayle to receive non-qualified stock options in lieu of $25,000 in salary for 1995.
 (7) Consists of the payment by the Company in 1997 of $730 and in 1996 of $846 of premiums under the Company's group term life insurance plan and contributions by the Company under the Company's 401(k) plan of $4,750 in 1997, $4,750 in 1996, and $4,500 in 1995.
 (8) Reflects an election by Mr. Thornton to receive non-qualified stock options in lieu of $15,000 in salary for 1995.
 (9) Consists of the payment by the Company in 1997 of $420 of premiums under the Company's group term life insurance plan and contributions by the Company under the Company's 401(k) plan of $4,750 in 1997, $4,750 in 1996, and $4,050 in 1995.
(10) Reflects an election by Mr. Patrick to receive non-qualified stock options in lieu of $10,000 in salary for 1995.
(11) Consists of the payment by the Company in 1997 of $450 of premiums under the Company's group term life insurance plan and consists of contributions by the Company under the Company's 401(k) plan of $4,750 in 1997, $4,750 in 1996, and $3,900 in 1995.
(12) Consists of approximately seven months of base salary for Mr. Angell, who joined Vesta Fire Insurance Corporation in May of 1995.
(13) Consists of reimbursement of real estate fees, commissions and expenses paid in connection with Mr. Angell's relocation to Birmingham, Alabama.
(14) Consists of the payment by the Company in 1997 of $390 and in 1996 of $983 of premiums under the Company's group term life insurance plan and contributions by the Company under the Company's 401(k) plan of $4,750 in 1997 and $2,925 in 1996.

STOCK OPTIONS

  Prior to the completion of the Company's initial public offering, the Company's stockholders approved the Long Term Incentive Plan (the "Incentive Plan"), which provides for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights, and deferred stock awards. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Company's stockholders approved certain amendments to the Incentive Plan, effective May 16, 1995, including an amendment to increase the shares of the Company's common stock available for awards under the Incentive Plan from 1,091,400 shares to 2,221,998 shares.

  The following table reflects certain information concerning grants of options to purchase the Company's common stock that were made by the Company during 1997 to the executive officers of the Company named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE
                                                                                   PRE-TAX VALUE
                                                                                 AT ASSUMED ANNUAL
                                                                               RATES OF STOCK PRICE
                                                                                   APPRECIATION
                                           INDIVIDUAL GRANTS                      FOR OPTION TERM
                         ----------------------------------------------------- ---------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES      OPTIONS
                           UNDERLYING     GRANTED TO     EXERCISE
                            OPTIONS       EMPLOYEES      OR BASE    EXPIRATION
          NAME           GRANTED (#)(1) IN FISCAL YEAR PRICE ($/SH)    DATE    5% ($)(2)  10% ($)(2)
          ----           -------------- -------------- ------------ ---------- ---------------------
Robert Y. Huffman.......     47,916           42          55.44      12-2-07    1,670,635  4,233,718
Norman W. Gayle, III....     30,803           27          55.44      12-2-07    1,073,975  2,721,663
Donald W. Thornton......     17,113           15          55.44      12-2-07      596,660  1,512,055
Barry A. Patrick........     18,253           16          55.44      12-2-07      636,408  1,612,782
Charles M. Angell.......          0            0              0            0            0          0

--------
(1) All options granted during 1997 are non-qualified stock options which have a ten year term, and all such options have an exercise price equal to the closing price of the Company's common stock on the grant date. These options were granted on December 2, 1998, pursuant to the Incentive Plan, and become exercisable with respect to 50% of the shares two years after the grant date and with respect to the remaining 50% of the shares three years after the grant date.
(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

  The following table presents certain information with respect to the value of options held by the executive officers of the Company named in the Summary Compensation Table above.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                  VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT YEAR-END (#)   AT FISCAL YEAR-END ($)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Robert Y. Huffman.......     60,000       1,925,940     227,730      165,880     9,312,176    4,075,530
Norman W. Gayle, III....     37,500         836,470       9,000       87,064       367,875    1,895,985
Donald W. Thornton......     21,885         995,318      89,689       57,267     3,715,230    1,369,135
Barry A. Patrick........      9,450         234,300      80,926       54,677     3,369,524    1,242,205
Charles M. Angell.......          0               0           0            0             0            0

POST RETIREMENT BENEFITS PLAN

  The J. Gordon Gaines, Inc. Post Retirement Benefits Plan (the "Retirement Plan") is an unfunded deferred compensation plan for officers and other key employees of J. Gordon Gaines, Inc. The Retirement Plan is administered by the Executive Committee of J. Gordon Gaines, Inc., and the Executive Committee is authorized to determine eligibility for participation in the Retirement Plan. Under the Retirement Plan, upon normal retirement, which is defined for purposes of the Retirement Plan as retirement for participants who either are age 65 or older or who have completed not less than 20 years of continuous service, a participant will be entitled to receive an amount equal to twice the participant's current annual base salary. Upon early retirement, which is defined for purposes of the Retirement Plan as retirement between the ages of 60 and 65 who have completed not less than ten years of service with the Company and its affiliates, a participant will be entitled to receive the amount which has been accrued as a liability on the Company's balance sheet as of the most recent fiscal year with respect to such participant.

  To qualify for benefits under the Retirement Plan, a participant must continue as an employee until age 60 or have completed not less than 20 years of continuous service. No benefits will be paid if employment is terminated earlier, regardless of the reason, except if a participant's employment is terminated by the Company for reasons other than "cause," or by the participant for a "stated good reason," within two years after a "change of control" of the Company (as those terms are defined in the Retirement Plan). In that case, the participant will be entitled to receive the amount which has been accrued as a liability on the Company's balance sheet as of the most recent fiscal year with respect to such participant. In addition, if there is a change of control during the period in which a participant would be eligible for early retirement under the Retirement Plan, any benefits payable to such participant under the Retirement Plan upon early retirement will become fully vested.

  Each year the Company records as a liability on its balance sheet an amount (based on an established formula) which will be sufficient, together with amounts recorded as a liability for previous years, to cover the payment of the projected benefit amounts for each participant upon such participant's normal retirement. As of December 31, 1997, the Company had recorded a total of $1,050,415 as a liability on its balance sheet to cover projected benefits under the Retirement Plan. Assuming Messrs. Huffman, Gayle, Thornton, Patrick and Angell retire from the Company after reaching normal retirement age and assuming their 1997 salary levels remain the same, they will be entitled under the Retirement Plan to receive $1,150,000, $730,000, $420,000, $450,000 and
$390,000, respectively, upon their retirement.

PAYMENTS TO DIRECTORS

  For 1997, directors who are not executive officers or employees of the Company received an annual retainer fee of $28,000, payable in equal quarterly installments. They did not receive fees for the execution of written consents in lieu of board meetings and attending board or committee meetings. Directors also receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

  At the annual meeting of stockholders of the Company held on May 16, 1995, the stockholders approved the Company's Non-Employee Director Stock Plan (the "Director Plan"). Under the Director Plan, on the first trading day of each calendar year, each non-employee director will be granted a nonqualified stock option to purchase 3,000 shares of the Company's common stock at a purchase price equal to the fair market value per share of the common stock on such grant date. Each option granted under the Director Plan is exercisable for a period of ten years beginning on the date of its grant. An option may not be exercised during the first six months after grant, except in the event of the death or disability of the director. An aggregate of 180,000 shares of Company common stock is reserved for issuance under the Director Plan, subject to adjustment for changes in the Company's capital structure.

  In addition, the Director Plan provides that each eligible director may elect, pursuant to an advance written election, to receive shares of the Company's common stock ("Restricted Stock") in lieu of part or all of such director's annual director fee. The number of shares of Restricted Stock which an eligible director will be entitled to receive will be equal to the dollar amount of director fees which such director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of the Company's common stock on the date on which such fees would otherwise become payable. Shares of Restricted Stock may not be sold, transferred, pledged or assigned for a period of two years following the effective date of the issuance thereof. Directors electing to receive Restricted Stock will be entitled, with respect to such shares, to all rights of a stockholder, including the right to vote and to receive dividends on the shares. However, certificates for the shares of Restricted Stock shall be delivered only after the period of forfeiture has expired. For 1997, all eligible directors elected to receive Restricted Stock in lieu of all of their annual director fee.

INDEBTEDNESS OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

  On September 13, 1993, the Company entered into separate restricted stock agreements with each of the executive officers of the Company pursuant to which it sold to such executive officers a total of 153,500 shares of Common Stock. Pursuant to these restricted stock agreements, Messrs. Huffman, Patrick and Thornton purchased 45,993 shares, 14,307 shares, and 14,307 shares, respectively, for a purchase price of $10.26 per share. On July 18, 1994, the Company entered into a restricted stock agreement with Mr. Gayle pursuant to which it sold to Mr. Gayle 60,000 shares of Common Stock (together with shares sold to the other executive officers, the "Restricted Shares") for a purchase price of $18.92 per share. Each of these executive officers has executed a promissory note in favor of the Company representing the obligation to repay a loan from the Company for the purchase price of each of their Restricted Shares, and the Restricted Shares are being held by the Company as security for the repayment of such promissory notes. The largest aggregate amount of indebtedness under the loans to each of Messrs. Huffman, Gayle, Patrick and Thornton during 1997 was $326,240, $898,827, $101,483, and $101,483, respectively, and the outstanding balance under these loans as of December 31, 1997 was $276,258, $784,683, $85,935, and $85,935, respectively. The promissory notes have a term of nine years and bear interest at a rate of 5.22% per annum. All dividends payable on the Restricted Shares have been assigned to the Company to be applied toward the repayment of the promissory notes.

  The Company intends to pay cash bonuses each year in amounts sufficient, after the payment of taxes due with respect to such bonus, to reduce the promissory notes by the amount of the purchase price for the Restricted Shares which vests in that year, so long as the executive officer remains in the employ of the Company. The Restricted Shares may not be sold or otherwise disposed of by the executive officers prior to the repayment in full of their promissory note or the termination of their employment. In 1997, the Company paid bonuses to reduce the amount of indebtedness of the executive officers to the Company in the following amounts: to Mr. Huffman in the amount of $130,550; to Mr. Gayle in the amount of $181,022; to Mr. Patrick in the amount of $40,610; and to Mr. Thornton in the amount of $40,610.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") are Ehney A. Camp, III, Clifford F. Palmer, Jarvis W. Palmer and R.K. Richey. No present or former officer of the Company or its subsidiaries serves as a member of the Compensation Committee. During 1997, there are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors and/or Compensation Committee, except as described below.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Jarvis W. Palmer, a director of the Company and a member of the Compensation Committee, owns ninety-eight percent (98%) of Birmingham Insurance Co., Inc. ("Birmingham Insurance"). In 1995, Birmingham Insurance ceded $545,170 in gross premiums to the Company, and in 1996, it ceded $(66,246) in gross premiums to the Company, for which the Company paid ceding commissions to Birmingham Insurance of $118,546 and $(20,099), respectively. In 1997, Birmingham Insurance did not cede any premiums to or receive any commissions from the Company.

  Mr. Palmer is also a fifty-one percent (51%) owner of the Caribou Insurance Agency, Inc. ("Caribou"), an independent insurance agency which represents, among others, one or more of the Company's insurance subsidiaries. Of the gross premiums written by the Company in 1995, 1996 and 1997, $448,593, $399,837 and $500,811, respectively, were attributable to insurance contracts sold by Caribou, for which the Company paid commissions to Caribou of $83,045, $74,323 and $96,104, respectively.

  Clifford F. Palmer, a director of the Company and a member of the Compensation Committee, was the named underwriter for Lloyd's Syndicate 314 during 1995 and a portion of 1996. The Company ceded $1,430,756 of gross premiums written to Lloyd's Syndicate 314 in 1995 and $1,838,864 in 1996, for which it paid ceding commissions to the Company of $223,732 and $463,993, respectively.

  The Company currently leases its offices at 3760 River Run Drive in Birmingham, Alabama from Torchmark Development Corporation, a wholly owned subsidiary of Torchmark, pursuant to an Office Lease. Under this Office Lease, the Company currently leases approximately 62,563 square feet of space. During 1997, the Company paid $717,875 in rent under this Office Lease, $595,916 during 1996, and $494,218 during 1995.

  On September 13, 1993, the Company and Waddell & Reed Asset Management Company, a subsidiary of Torchmark ("WRAMCO"), entered into an Investment Services Agreement pursuant to which WRAMCO provides investment advice and services to the Company and its subsidiaries in connection with the management of their respective portfolios. WRAMCO receives an annual fee equal to 3/10 of 1% on the first $25 million of the Company's average assets under management, 1/4 of 1% of the next $25 million of average assets under management, and 1/5 of 1% of the Company's average assets under management over $50 million. During 1997, the Company paid $393,686 in total fees to WRAMCO pursuant to the Investment Services Agreement, $409,252 in 1996, and $221,844 in 1995.

  On September 13, 1993, Vesta Fire Insurance Corporation, a wholly owned subsidiary of the Company ("Vesta Fire"), and Liberty National Life Insurance Company ("Liberty National"), a wholly owned subsidiary of Torchmark, entered into a Marketing and Administrative Services Agreement, pursuant to which Vesta Fire markets certain of its industrial fire insurance products through agents of Liberty National. Under this agreement, Liberty National pays to Vesta Fire an amount equal to all premiums collected by Liberty National after deducting all expenses incurred by Liberty National which are directly attributable to the industrial fire insurance products and after deducting a fee for administrative services. Such fee for 1997 was $1,353,246, $1,702,000 for 1996, and $2,305,000 for 1995. This agreement was terminated effective April 30, 1995, and these products are no longer marketed through Liberty National agents. However, Liberty National continues to service the existing business.

  During 1995, 1996 and 1997, the law firm of Balch & Bingham LLP, of which Walter M. Beale, Jr., a director of the Company, is a partner, rendered various legal services to the Company and certain of its subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee is comprised of four non-employee directors. The primary function of the Compensation Committee is to make recommendations and reports to the Board of Directors with respect to salaries, bonuses and other compensation to be paid to the Company's officers with a base salary of more than $150,000 annually and to administer all plans relating to the compensation of such officers.

  The Company's total compensation structure is comprised of annual base salary, annual cash bonus payments under the Company's Cash Bonus Plan, and long term equity based compensation granted pursuant to the Incentive Plan. The Company's overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize the Company's long term financial results for the benefit of the stockholders. A significant portion of the executive compensation package is comprised of equity based compensation in order to align the interests of management with those of the stockholders. Individual compensation levels are based not only upon the relative success of the Company, but also upon the duties and responsibilities assumed by each officer, the performance of their individual business units, their attainment of individual and business unit goals, and their participation and contribution to specific Company projects.

  The salary levels for the Company's executive officers for 1997, including the salary of Mr. Huffman as Chief Executive Officer of the Company, are based upon the salary levels paid by other similarly situated property and casualty insurance and reinsurance companies, as well as upon individual performance and responsibility. According to a compensation survey performed by a third party consultant engaged on behalf of the Compensation Committee, the base salary levels approved by the Compensation Committee are comparable with the average salary levels of similarly situated property and casualty insurers and reinsurers.

  The Company's Cash Bonus Plan is designed to provide short-term incentive compensation to the Company's executive officers based upon pre-established performance goals for both the Company and each executive officer. Bonuses under the Cash Bonus Plan are paid out of a bonus fund, the amount of which is based on a percentage of the Company's net income from operations. The actual amount to be contributed to the bonus fund each year is based upon the Company's profitability, which is measured by comparing the Company's GAAP combined ratio (the generally accepted industry measure) for the year with a benchmark ratio. The Compensation Committee determines the amounts of annual bonus awards for each executive officer granted under the Cash Bonus Plan up to 100% of the executive officer's annual salary, which determination may be guided in part by Mr. Huffman's recommendations. In 1997, the Compensation Committee approved the payment of cash bonuses to executive officers of the Company under the Cash Bonus Plan, which bonuses could not be paid until 1998. Such bonuses ranged up to 100% of annual base salary and were based upon the standards described above, with particular emphasis on individual contribution to the success of the Company during 1997 and on the performance of those aspects of the Company's business for which each executive officer has responsibility.

  The Incentive Plan provides for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights, and deferred stock awards. The payment of equity based compensation to the Company's executive officers under the Incentive Plan is designed to focus their attention on the enhancement of stockholder value.

  In December of 1997, the Company granted options to purchase a total of 114,085 shares of the Company's common stock under the Incentive Plan to four employees of the Company, including grants to Messrs. Huffman, Gayle, Thornton and Patrick of options to purchase 47,916, 30,803, 17,113, and 18,253 shares, respectively. In 1997, the Company also granted restricted stock awards under the Incentive Plan to Messrs. Huffman, Gayle, Thornton, Patrick and Angell, covering 5,712, 3,187, 1,323, 1,503 and 1,166 shares, respectively.

  The awards granted to the Company's executive officers in 1997 represent the Compensation Committee's continued emphasis on incentive based compensation and are intended to provide further incentives to these individuals to sustain the Company's growth and success and to further align their interests of the Company's stockholders. The size of the awards to individual executive officers was determined by the Compensation Committee and approved by the Board of Directors based upon a subjective assessment of each executive officer's performance and individual contribution to the Company, his position and level of responsibility, and other factors.

  In evaluating the compensation of Mr. Huffman, the Company's President and Chief Executive Officer, the Compensation Committee considered not only the salaries of chief executive officers of other property and casualty insurance and reinsurance companies, but also the continued success of the Company since becoming a publicly held company in 1993, including the record profitability of the Company in 1997. Moreover, the Compensation Committee recognizes the importance of Mr. Huffman's influence on the continued financial growth and success of the Company in the future. The Compensation Committee believes that compensation under the various plans, both for Mr. Huffman and for the other executive officers, brings the total potential compensation to appropriate levels relative to their levels of responsibility and relative to their positions in the property and casualty insurance industry.

  The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code and the related regulations of the Internal Revenue Service ("Section 162(m)") which restrict deductibility of executive compensation paid to the CEO and the four highest paid executive officers other than the CEO at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year and does not qualify as performance based compensation as defined by Section 162(m). The Compensation Committee anticipates that all cash compensation paid to its executive officers, with the exception of Mr. Huffman, in the foreseeable future will qualify for deductibility because none of these executive's compensation is expected to exceed the dollar limitations of such provisions, and the Compensation Committee believes that all compensation related to the grant of stock options pursuant to the Incentive Plan will qualify for deductibility. Because a member of the Compensation Committee is not an "outside director" within the meaning of Section 162(m), no compensation in excess of the $1,000,000 limitation, whether performance based or not, can qualify for deductibility. Because none of the executive officers, with the exception of Mr. Huffman, are expected to have compensation in excess of the Section 162(m) limitation, the Compensation Committee does not believe that the failure of a member to qualify as an "outside director" is significant. As a result, the Compensation Committee has not determined to qualify the Company's executive compensation program for deductibility under Section 162(m). However, the Compensation Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                          Compensation Committee

                                          Ehney A. Camp, III
                                          Clifford F. Palmer
                                          Jarvis W. Palmer
                                          R.K. Richey

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return (including the reinvestment of dividends) on the common stock of the Company with that of the Standard & Poor's 500 Stock Index and the Standard & Poor's Property/Casualty Index. The comparison for the period assumes that $100 was invested in each index on November 11, 1993, which is the date the Company's stock was first traded on the New York Stock Exchange.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
      AMONG VESTA INSURANCE GROUP, INC., STANDARD & POOR'S 500 INDEX AND
             STANDARD AND POOR'S PROPERTY/CASUALTY INSURANCE INDEX

                              [GRAPH APPEARS HERE]

Date         Vesta Insurance Group  Standard & Poor's 500  S & P Prop/Cas Index
----         ---------------------  ---------------------  --------------------
Nov 11, 93               100                    100                     100
Dec 31, 93               100                 100.18                   98.03
Dec 31, 94             114.6                102.475                 105.966
Dec 31, 95            219.95                105.106                 143.008
Dec 31, 96            190.84                 172.39                 174.171
Dec 31, 97            362.07                229.456                 247.861

                               PROPOSAL NUMBER 2
          AMENDMENT TO RESTATED CERTIFICATE TO INCREASE THE NUMBER OF
                AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK

  The Company is presently authorized to issue 32,000,000 shares of common stock, of which 18,452,279 were issued and outstanding as of April 6, 1998, and 5,000,000 shares of preferred stock, of which 0 shares were issued and outstanding as of April 6, 1998. The Company's Board of Directors has adopted and recommended for stockholder approval a proposed amendment to Article 4 of the Restated Certificate which, if approved, would increase the authorized shares of the Company's common stock, par value $.01 per share (the "Common Stock") from 32,000,000 shares to 100,000,000 shares.

  On the Record Date, the number of shares of Common Stock which were authorized but not issued (or reserved for issuance) totaled approximately 11,000,000. The additional authorized shares of Common Stock will be available for issuance by the Company's Board of Directors from time to time, without further action or authorization by the stockholders (except as required by law or by a national stock exchange). The Board of Directors could make a determination to issue such shares in connection with, among other things, (i) possible future acquisitions, (ii) the declaration of a stock split or stock dividend, (iii) the raising of additional capital funds through offerings of shares of Common Stock or of equity or debt securities convertible into or exchangeable for Common Stock and (iv) the Company's various employee benefit plans, incentive compensation plans and dividend reinvestment plan.

  The existence or issuance of authorized but unissued shares of Common Stock could, under certain circumstances, have an anti-takeover effect. Although the authorization of additional shares of Common Stock would have no immediate effect upon existing stockholders, the subsequent issuance of such additional authorized shares to persons other than existing stockholders could reduce the percentage interest of existing stockholders, thereby diluting the voting power of a person seeking to acquire the Company. Such effect, however, is not the purpose of the proposed increased authorization and the Board of Directors has no present intention of issuing additional shares of Common Stock for that purpose.

  If the amendment is approved, as soon as practicable after the meeting, the Company will file with the Delaware Secretary of State's Office Articles of Amendment to the Restated Certificate which will provide that Article IV, Section (A) of the Restated Certificate shall be revised to read as follows:

    "(A) Authorized Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 105,000,000, consisting of (i) 100,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE.

                               PROPOSAL NUMBER 3
                             APPROVAL OF AUDITORS

  A proposal to approve the appointment of the firm of KPMG Peat Marwick LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1998, will be presented to the stockholders at the annual meeting. The audit committee of the Board recommends the appointment of KPMG Peat Marwick LLP, which has served as the principal independent accountants for the Company since 1993. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire, although they have informed us they do not plan to make a statement.

  If the stockholders do not approve the appointment of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL.

                                OTHER BUSINESS

  The directors know of no other matters to be brought before the meeting other than as described in this Proxy Statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Robert Y. Huffman and Donald W. Thornton, will vote in accordance with their best judgment on such matters.

                           MISCELLANEOUS INFORMATION

PROPOSALS OF STOCKHOLDERS

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 1999, the proposal must be received by the Company at its home office, 3760 River Run Drive, Birmingham, Alabama 35243, on or before January 19, 1999.

GENERAL

  The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally or by telephone or other means of communication. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse reasonable forwarding expenses.

  The Company has provided to its stockholders the Annual Report of the Company for 1997, which includes a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, and the Company's financial statements and schedules thereto. Upon request and payment of the cost of reproduction, the exhibits to the Form 10-K will be furnished. Such written request should be directed to the Company at its address stated herein.


                                          /s/ Donald W. Thornton

                                          Donald W. Thornton
                                          Senior Vice President--
                                          General Counsel and Secretary

                          VESTA INSURANCE GROUP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 19, 1998
R
     The undersigned hereby constitutes and appoints Robert Y. Huffman and
O Donald W. Thornton, or either of them with full power of substitution in each, proxies to vote all shares of Common Stock of Vesta Insurance Group,
X Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at The Harbert Center, 2019
Y Fourth Avenue North, Birmingham, Alabama 35203, on Tuesday, May 19, 1998, and at all adjournments or postponements thereof as follows:

                ELECTION OF DIRECTORS, NOMINEES:

                Ehney A. Camp, III, Clifford F. Palmer and Norman L. Rosenthal

     APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE, FROM 32,000,000 SHARES TO 100,000,000.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES
     CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                (Continued, and to be Signed, on Reverse Side)
                                                                  -------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                  -------------
                             FOLD AND DETACH HERE

[X] PLEASE MARK YOUR                                                  |    6648
    VOTES AS IN THIS                                                  |
    EXAMPLE.                                                          ---------

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES AND "FOR" PROPOSALS #2 AND #3.

In accordance with their best judgment the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                                           FOR  WITHHELD
1. Election of
   Directors                               [ ]    [ ]
   (See Reverse)

For, except vote withheld from the following nominee(s):


---------------------------------------------------------

2. Approval of Amendment to the            FOR  AGAINST  ABSTAIN
   Company's Restated Certificate
   of Incorporation (see reverse)          [ ]    [ ]      [ ]


3. Ratification of the                     FOR  AGAINST  ABSTAIN
   selection of KPMG
   Peat Marwick LLP                        [ ]    [ ]      [ ]
   as auditors.


                                         IMPORTANT:  Please sign exactly as your
                                         name appears hereon. If shares are
                                         held by more than one owner, each must
                                         sign.  Executors, administrators,
                                         trustees, guardians, and others signing
                                         in a representative capacity should
                                         give their full titles.


                                         ---------------------------------------


                                         ---------------------------------------
                                           SIGNATURE(S)                DATE


                             FOLD AND DETACH HERE